Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-233438 and No. 333-236227) and Form S-8 (No. 333-226344, No. 333-230077 and No. 333-233224) of Liquidia Technologies, Inc. of our report dated March 16, 2020 relating to the financial statements which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
March 16, 2020